NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 20, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on None the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Certificate of Conversion which became effective on May 9, 2019, each share of Class A Common Shares of Och-Ziff Capital Management Group LLC (Old) were deemed to represent one (1) share of Och-Ziff Capital Management Group Inc. (New) Class A Common Stock on a share for share basis. This form 25 is only for the removal from listing on the Exchange of the Class A Common Shares of Och-Ziff Capital Management Group LLC (Old), and not a termination of the registration of the Class A Common Shares of Och-Ziff Capital Management Group Inc. (New) under Section 12(b) of the Exchange Act.